Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Veritone, Inc. on Form S-3 of our report dated March 9, 2018, with respect to our audits of the consolidated financial statements of Veritone, Inc. as of December 31, 2017 and 2016 and for the years then ended appearing in the Annual Report on Form 10-K of Veritone, Inc. for the year ended December 31, 2017. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

We were dismissed as auditors on May 18, 2018 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements appearing in such Prospectus for the periods after the date of our dismissal.

/s/ Marcum LLP

Marcum LLP

Irvine, California

September 28, 2018